EXHIBIT 10.1
AMENDMENT
TO INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
     THIS AMENDMENT is entered into the effective dates specified below by and between Miami Dade Health & Rehabilitation Services, Inc. and Humana Medical Plan, Inc., PCA Health Plans of Florida, Inc., Family Health Plan, Inc., Humana Health Insurance Company of Florida, Inc., Humana Insurance Company, Employers Health Insurance Company and PCA Life Insurance Company an their affiliates who underwrite or administer health benefit plans (collectively, “HUMANA”).
STATEMENT OF INTENT
     WHEREAS, the parties entered into a Integrated Delivery System Participation Agreement which has been amended from time to time dated 4/l//99(“Agreement”); and
     WHEREAS, the parties desire to amend the Agreement as follows:
1.	Amendment No. 3 which incorporates Attachment 0 “Delegation of Utilization Review/Management” is deleted in its entirety from the Agreement and all Utilization Management delegation written adverse determination notification functions are rescinded. This will be effective August 8. 2005.
     Definitions: Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.
     Except as specifically amended hereby, the terms and conditions of the Agreement remain the same.
     Incorporation by Reference. It is the intent of the parties that this Amendment be incorporated into the Agreement and that both be read as one Agreement.
     IN WITNESS WHEREOF, the parties have executed this Amendment August 8, 2005.

HUMANA		MIAMI DADE HEALTH &
REHABILITATION SERVICES, INC.

By:	/s/	By:	/s/

Print Name:		Print Name:

Title:		Title:

Date:	9/8/05	Date:

MEDICAID ADDENDUM
THIS ADDENDUM is entered into by. and between Humana Medical Plan, Inc., PCA Health Plans of Florida, Inc. and PCA Family Health Plan, Inc. (Florida health maintenance organizations) and Humana Health Insurance Company of Florida, Inc. (a Florida insurance company) and Humana Insurance Company, Employers Health Insurance Company and PCA Life Insurance Company (insurance companies) and their affiliates who underwrite and/or administer health plans (hereinafter collectively or severally, as the context may require, referred to as “Humana”) AND Miami- Dade Health & Rehabilitation Services, Inc., an integrated health care delivery system licensed and/or authorized under the laws of the State of Florida (hereinafter referred to as “IDS”). IDS is contracting upon authority granted by and on behalf of each of its physician, hospital and ancillary health care provider members, employees and independent contractors (“IDS Providers”).
WITNESSETH
WHEREAS, Humana and IDS entered into a Participation Agreement (hereinafter referred to as “Agreement”) pursuant to which IDS agreed to provide and/or to ensure the IDS Providers provide medical services to Humana Members at negotiated rates; and
WHEREAS, the Agreement between Humana and IDS was effective as of April 1,1999; and
WHEREAS, Humana and IDS desire to amend the Agreement to incorporate Humana’s Medicaid HMO Plan(s) and the following additional related provisions. The parties acknowledge and agree that the following provisions are intended to supplement the terms and conditions of the Agreement solely as they relate to Humana’s Medicaid HMO Plan(s).
1:	The parties acknowledge and agree that Humana and the Florida Agency for Health Care Administration (“AHCA”) and the federal Health Care Financing Administration (“HCFA”) will, pursuant to the Agreement and the Medicaid prepaid health plan contract between Humana and AHCA (hereinafter the “Contract”), exert certain controls on IDS and IDS Providers. Nothing in the independent relationship section of the Agreement shall be construed as relieving Humana of any responsibility for performance of duties agreed to through any Contract existing now or entered into in the future with AHCA.

2:	IDS desires and at IDS’s direction IDS Providers desire to become a Participating Provider in Humana’s Medicaid HMO provider network. IDS agrees and shall require IDS Providers to comply with and abide by all applicable terms and conditions of the Contract as well as all related state and federal laws, rules, regulations and guidelines related to the Medicaid lines of business.

3:	IDS represents and Warrants that IDS and all IDS Providers and their respective members, independent contractors and employees will abide by the terms and conditions of the Agreement and this Addendum, and IDS shall obtain acknowledgment from each IDS Provider member, independent contractor and employee required to be credentialed under the terms of this Agreement. In addition, IDS represents that it and each of the IDS Providers are eligible for participation in the Medicaid program.

4:	The definition of “Member” in the Agreement is hereby amended to include persons designated by Humana and covered under Humana’s Medicaid HMO Plan(s).

5:	Any reference to Medicare Member identified in the “Liquidated Damages” provision of the Agreement is hereby amended to include not only Medicare Members, but also Medicaid Members.

6:	IDS shall and shall require IDS Providers to at all times and hereby does indemnify and hold AHCA and any Medicaid Member harmless from and against any and all claims, damages, causes of action, costs or expense, including court costs and reasonable attorneys fees, to the extent proximately caused by any negligent act or other wrongful conduct by-IDS and/or IDS Physician (s) arising from this Agreement. This provision shall survive termination of the Agreement and/or this Addendum, for any reason, including but not limited to termination for breach due to insolvency.

7:	IDS agrees and shall require IDS Providers to agree that neither AHCA nor any Humana Medicaid HMO Member will be held liable for the debts of IDS or any IDS Provider or Humana. This provision shall survive termination of the Agreement and/or this Addendum, for any reason, including but not limited to termination for breach due to insolvency.

In addition, IDS agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to agree that in no event, including, but not limited to non-payment by HUMANA, HUMANA’s insolvency or breach of this Agreement shall IDS, IDS Hospitals, IDS Physicians, or IDS Providers bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Members of HUMANA or persons other than HUMANA acting on. their behalf for Covered Services provided pursuant to this Agreement. . This provision shall not prohibit collection of any non-covered service amounts, or Copayments where applicable, in accordance with the terms of the Members health care benefits contract and with the terms of this Agreement.

IDS agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to agree that in the event of Humana’s insolvency or other cessation of operations, benefits to Members will continue through the period for which premium has been paid or the period for which capitation has been paid, whichever is longer, and benefits to Members confined in an inpatient facility on the date of insolvency or other cessation of operations will continue until their discharge.

IDS further agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to further agree that (I) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Members (II) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between IDS, IDS Hospitals, IDS “Physicians, or IDS Providers and Member or persons acting on their behalf, and (III) this provision shall apply to all employees and subcontractors of IDS, IDS Hospitals, IDS Physicians and IDS Providers, and IDS shall obtain from such persons specific agreement to this provision.

Any modification, addition, or deletion of Section shall not become effective until after the Commissioner of Insurance has given Humana written notice of approval of such proposed changes, or such changes are deemed approved in accordance with State laws.

8:	IDS agrees and shall require IDS Providers to cooperate and participate in any internal and external quality assurance, quality improvement, risk management, utilization review, peer review, credentialing and recredentialing procedures, and grievance and appeals processes established by Humana.

[Humana delegated the administrative activity(s) of N/A [and N/A ] to IDS under Attachment(s) N/A of the Agreement. IDS represents and warrants that the terms and conditions of any subcontracts with IDS Providers and/or other health care providers to perform services under the Agreement and/or this Addendum shall contains terms and conditions similar to those contained in the Agreement and/or this Addendum. IDS acknowledges and agrees that such IDS Providers and/or other subcontracted health care providers of IDS to perform services under the Agreement and/or this Addendum shall require the prior written approval of Humana prior to the provision of services to Humana Members and shall contain a clause indicating that such provision of services to Humana Members shall be in accordance with the terms and conditions of the Agreement and/or this Addendum. IDS further acknowledges and agrees that in event of any conflict between the terms and conditions of IDS’s subcontracts and those contained in the Agreement and/or this Addendum and/or the Contract as they relate to the provision of services to Humana’s Medicaid HMO Plan Members, the terms and conditions of the Contract shall control.]

9:	IDS shall, and where applicable shall require IDS Providers to during the term of the Agreement and/or this Addendum, secure and maintain workers’ compensation insurance coverage for all of his/her/it’s employees connected with services provided to Medicaid Members pursuant to the Contract and in compliance with the Florida Workers’ Compensation Laws. Prior to execution of this Addendum and upon request at any time during the term of the Agreement and/or this Addendum, IDS, and/or IDS Providers where applicable, shall provide to Humana evidence of such coverage.

10:	IDS shall and/or shall require IDS Providers to maintain complete and accurate fiscal, medical, social and other administrative records for medical services rendered to Medicaid HMO Members and as are necessary to document the quality, appropriateness and timeliness of services performed under this Agreement and in compliance with applicable state and federal laws, rules and regulations and the Contract, IDS agrees to and/or shall require IDS Providers to maintain and retain said records for a period of at least five (5) years after Humana’s contract with ACHA is terminated and/or if the records are under review or audit until the review or audit is complete. Said records will be made available for audit, review and/or other periodic monitoring upon request by Humana, AHCA, HCFA or the Department of Health and Humana Services, or their respective designees.

11:	Humana, IDS and IDS Providers agree to maintain the confidentiality of information contained in the records of IDS and IDS Providers regarding health care services rendered to Members as required by state or federal law, rule or regulation, including without limitation 42 CFR, Part 431, Subpart F.

12:	IDS agrees and shall require IDS Providers to allow Humana, AHCA, and/or the federal Department of Health and Human Services to evaluate and/or inspect, during normal business hours, or at any such other time as is required by Humana, the AHCA and/or the federal Department of Health and Human Services, in their discretion, necessary to ensure compliance with this Addendum, the Agreement and/or the Contract between the AHCA and Humana, and/or to ensure the health, safety and well being of Members, IDS’s and/or any IDS Provider’s facilities and records to evaluate the quality, appropriateness and timeliness of medical services provided to Medicaid HMO Members.

IDS further agrees to submit information for reports and clinical information, including without limitation EPSDT where applicable, to Humana and/or the AHCA, upon request.

13:	IDS agrees to require IDS physicians to allow for timely access to care for all physician appointments in accordance with the following schedule: Urgent Care — within one day; Routine Sick Care — within one week; and Well Care — within one month. Emergency care shall be

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provided immediately.

14:	IDS shall notify and/or shall require IDS Physicians to notify Humana of the births where the mother is a Medicaid Member within three (3) days of delivery and IDS shall be responsible for completing form DCF-ES 2039 and/or additional documentation and submitting them to the local DCF Economic Self-Sufficiency Services office. In any case, Humana must be indicated as the referring agency on the completed DCF-ES 2039 form.

15:	IDS shall submit and/or shall require IDS Providers to submit all claims, and/or in the event IDS or IDS Provider(s) are capitated shall submit encounter data as applicable, for medical services rendered to Medicaid Members to Humana in accordance with the terms and conditions in the Agreement. Notwithstanding anything to the contrary in the Agreement, IDS agrees and/or shall require IDS Providers to agree to submit such claims, and/or encounter data as applicable, to Humana within thirty (30) days from the date of service.

16:	Payments due as a result of Covered Services rendered to Medicaid Members shall be made by Humana to IDS or IDS Providers, as applicable, on or before thirty-five (35) calendar days after all properly documented invoices and/or claims, and any documentation necessary for Humana to process such claims, have been received by Humana and in accordance with the ‘ reimbursement terms and conditions of the Agreement and payment rates identified in Exhibit A, which is attached hereto and incorporated by reference.

17:	Upon request, IDS agrees and shall require IDS Providers to agree to disclose to Humana within a reasonable time period not to exceed thirty (30) days, or such lesser period of time required for Humana to comply with all applicable state and federal laws, rules and regulations, from such request, all of the terms and conditions of any payment arrangement that constitutes a physician incentive plan as defined by HCFA and/or any state or federal law, between IDS and/or IDS Providers and physicians. Such disclosure shall be in the form of a certification, or other form as required by HCFA and/or AHCA, by IDS and shall contain information necessary for Humana to comply with applicable state and federal laws, rules and regulations and as requested by Humana.

18:	Notwithstanding anything to the contrary in the Agreement or in this Addendum, the parties acknowledge and agree that physicians may discuss their respective provider reimbursement methodologies with Members requesting such information.

19:	The parties further acknowledge and agree that nothing in this Agreement or this Addendum is intended to interfere with or hinder communications between physician(s) and Members regarding patient treatment.

20:	Notwithstanding anything to the contrary herein, either party may terminate the Agreement, in accordance with the terms and conditions of the Agreement, with additional notice of such termination to AHCA and HCFA.

21:	IDS acknowledges and agrees and shall require IDS Providers to acknowledge and agree that in the event of any conflict between the terms and conditions of the Agreement and/or this Addendum and the Contract as related to Humana’s Medicaid HMO Plan(s), the terms and conditions of the Contract shall control.

Except as specifically amended hereby, the terms and conditions of the Agreement remain the same. The parties have the authority necessary to bind all of the entities identified here and have executed this Addendum to be effective as of April 1, 1999.

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HUMANA		IDS

By :	/s/ Thomas C. Wyss	By:	/s/ Luis Cruz
Print Name:	Thomas C. Wyss	Print Name:	Luis Cruz
Title:	Executive Director	Title:	President
Date:		Date:	4/2/99

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INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
1.	PARTIES

1.1 This Integrated Delivery System Participation Agreement (“Agreement”) is entered into by and between:

a. Miaml Dade Health & Rehabilitation Services, Inc. (hereinafter referred to as “IDS”), a corporation authorized under the laws of the State of Florida, and the principals of said party all of whom are listed on the Ownership Disclosure Statement (Attachment A); AND

b. Humana Medical Plan, Inc., PCA Health Plans of Florida, Inc. and PCA Family Health Plan, Inc. (health maintenance organizations) and Humana Health Insurance Company of Florida, Inc. (a Florida insurance company) and Humana Insurance Company, Employers Health Insurance Company and PCA Life Insurance Company (insurance companies) and their affiliates who underwrite or administer health benefit plans. Each of said companies severally and collectively, as the context may require, are referred to in this Agreement as “HUMANA” The joinder of these companies under the designation “HUMANA” shall not be construed as imposing joint liability or cross guarantees between or among HUMANA companies.

2.	RELATIONSHIP

In performance of the duties and obligations of each of the parties to this Agreement and in regard to any services rendered or performed by either party for covered individuals designated by HUMANA (hereinafter referred to as “Members”), including but not limited to those individuals covered under HUMANA’s Commercial plans, Medicare HMO and POS plans, and other health care benefit plans, under designated HUMANA contracts, and to all individuals covered under designated self-insured employer, employer trust, or other health care benefit contracts whose claims are either administered by HUMANA or where HUMANA administers the provider network for another third party payor issuing and administering the contract, it mutually is understood and agreed that HUMANA and IDS and their respective employees and agents are at all times acting and performing as independent contractors and that neither party, nor their respective employees and agents, shall be considered the agent, servant, nor employee of or joint venturer with the other party. Notice to, or consent from, any third party, including a Member or other physician, shall not be required in order to make any termination or modification of this Agreement effective. IDS is contracting on behalf of itself, and as an agent for and under authority granted to IDS by each of its hospitals (“IDS Hospitals”), and physicians (“IDS

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
Physicians”), and ancillary health care providers (“IDS Providers”), employed and/or owned by or under contract with IDS, all as listed in Attachment C. Unless otherwise agreed to herein, the parties acknowledge and agree that neither IDS nor HUMANA will be liable for the activities of the other nor the agents and employees of the other, including but not limited to, any liabilities, losses, damages, injunctions, suits, actions, fines, penalties, claims or demands of any kind or nature by or on behalf of any person, party or governmental authority arising out of or in connection with: (I) any failure to perform any of the agreements, terms, covenants or conditions of this Agreement; (II) any negligent act or omission or other misconduct; (III) the failure to comply with any applicable laws, rules or regulations or (IV) any accident, injury or damage. IDS acknowledges and shall require IDS Hospitals, IDS Physicians and IDS Providers to acknowledge that all patient care and related decisions are the sole responsibility of the IDS Hospitals, IDS Physicians and/or IDS Providers, as applicable, and that HUMANA does not dictate or control IDS Physicians’ clinical decisions with respect to the medical care or treatment of Members. Notwithstanding anything to the contrary herein, IDS on behalf of itself and each of its IDS Hospitals, IDS Physicians and IDS Providers further agrees to and hereby does indemnify, defend and hold harmless HUMANA from any and all claims, judgments, costs, liabilities, damages and expenses, including reasonable attorneys’ fees, whatsoever, arising from any acts or omissions in the provision of medical services by IDS and/or IDS Hospitals, IDS Physicians and IDS Providers under this Agreement. This provision shall survive termination of this Agreement, regardless of the cause giving rise to the termination.
3.	NO THIRD PARTY BENEFICIARIES

With the exception of Article 29, the parties have not created and do not intend to create by this Agreement any third party rights under this Agreement, including but not limited to Members. The parties acknowledge and agree that, with the exception of Article 29 of this Agreement, there are no third party beneficiaries to this Agreement.

4.	SCOPE OF THE AGREEMENT

4.1 This Agreement applies to health care services, as defined herein, and sets forth the rights, responsibilities, terms and conditions governing: (I) IDS; (II) IDS Hospitals, IDS Physicians, and IDS Providers’ status as health care providers contracted and credentialed by HUMANA to provide health care services (hereinafter “Participating Providers”) to Members in certain health care networks established or managed by HUMANA and (III) IDS Hospitals, IDS

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
Physicians, and IDS Providers services to Members. This Agreement applies only to those health care benefits contracts and to those Members designated by HUMANA.
4.2 Upon request, HUMANA agrees to provide IDS with a listing of all other agreements under which IDS and IDS Hospitals, IDS Physicians and IDS Providers would be providing services as required by this Agreement.
4.3 All rights and responsibilities arising in respect to Members shall be applicable to only the company which issued the contract covering the respective Members and may not be imposed upon or enforced against any other company. Further, with respect to self-insured contracts, unless otherwise indicated, HUMANA’s responsibilities are limited to those of administration or claims processing.
4.4 IDS represents and warrants that IDS and all IDS Hospitals, IDS Physicians and IDS Providers and their respective members Sub contractor Independent contractors, and employees will abide by the terms and conditions of this Agreement, and shall obtain acknowledgment of such from each IDS Hospital, IDS Physician and IDS Provider and their respective members, independent contractors, and employees required to be certified, accredited, and/or credentialed under the terms of this Agreement.
4.5 The parties agree that nothing contained in this Agreement is intended to interfere with or hinder communications with physician(s) and Members regarding patient treatment.
5.	SUBCONTRACTING PERFORMANCE

5.1 IDS shall provide directly, or through appropriate arrangement with Hospital(s), Physicians and other health care providers for the provision of medical services to Members. It is understood and agreed that IDS shall maintain written agreements with IDS Hospitals, IDS Physicians, and IDS Providers as necessary to perform the services required under this Agreement, and in a form comparable to, and consistent with, the terms and conditions established in this Agreement, and in a form approved by HUMANA. A sample copy of the agreement(s) between the providers noted above and IDS, in effect at the time of the signing of this Agreement, are included herein in Attachment I. In the event of a conflict between the language of IDS health care provider agreements noted above and this Agreement arise, the language in this Agreement shall control. IDS agrees to notify HUMANA of any material

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
change(s) to the aforementioned agreements at least thirty (30) days prior to implementing such change(s), during which period, HUMANA may object to the change(s). HUMANA’s notice of objection shall not preclude IDS’s implementation of such change(s), but IDS agrees that any such change(s) shall not be contrary to, or in violation of, or inconsistent with the terms of this Agreement. In the event HUMANA notifies IDS of its objection, both parties agree to make a good faith effort to resolve such dispute in a timely manner.
5.2 All IDS Hospitals, IDS Physicians, and IDS Providers, and all of their respective employees and other health care providers, as well as those employees and other health care providers of IDS required to be credentialed, as applicable, shall be subject to HUMANA’s credentialing process prior to receiving status as a HUMANA Participating Provider.
5.3 IDS represents and warrants that it is authorized to negotiate terms and conditions of provider agreements and further to execute such provider agreements for and on behalf of IDS Hospitals, IDS Physicians, and IDS Providers.
5.4 Upon request, IDS agrees to disclose to HUMANA within a reasonable time period not to exceed thirty (30) days, or such lesser period of time required for HUMANA to comply with all applicable state and federal laws, rules and regulations, from such request, all of the terms and conditions of any payment arrangement that constitutes a physician incentive plan as defined by the Health Care Financing Administration (“HCFA”) and/or any state or federal law, rule or regulation, between IDS, IDS Hospitals, IDS Physicians, IDS Providers and IDS Physicians. Such disclosure shall be in the form of a certification, or other form as required by HCFA, or other form as required by HCFA, by IDS and shall identify, at a minimum: (I) whether services not furnished by the IDS Physician(s) are included; (II) the type of incentive plan, including the amount, identified as a percentage, of any withhold or bonus; (III) the amount and type of any stop-loss coverage provided for or required of the IDS Physicians and (IV) the IDS Physician(s) patient panel size, broken down by total IDS Physicians’ panel and individual IDS Physician panel size, by the type of insurance coverage (i.e., Commercial HMO, Medicare HMO and Medicaid HMO.).
5.5 IDS shall have, for the term of this Agreement, agreements with licensed providers of medical services that: (I) shall include terms and conditions which comply with all applicable requirements for provider agreements under state and federal laws, rules and regulations; and (II) shall appoint HUMANA as the IDS’s authorized agent for payment of claims for Covered Services rendered to

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
HUMANA Members submitted by such licensed providers and (IV) shall contain provisions for holding HUMANA harmless from and against any and all disputes between such licensed providers and HUMANA concerning the adjudication and the amount of the payment of the claims to the extent HUMANA relies on IDS’s adjudication of such claims submitted for Covered Services rendered to HUMANA Members. In addition, from and after the Effective Date hereof, agreements with independent contractor IDS Hospitals, IDS Physicians and IDS Providers shall contain a provision to extend automatically at HUMANA’s election, the terms of such agreements to HUMANA in the event this Agreement terminates for any reason for the lesser of the remaining term of such agreements or one (1) year.
5.6 In the event IDS acquires, through an asset acquisition, merger, consolidation, lease or other means, or enters into a management agreement to manage the practice of physician(s) or physician groups in Dade, Broward, and Palm Beach counties, and such practices or groups have in effect an agreement with HUMANA to provide medical services to HUMANA Members on a capitated, percentage of premium or other risk sharing basis at rates which are more favorable to HUMANA than those contained herein, the rates contained herein shall be adjusted to reflect a blended rate by product weighted by the relative number of Members at the newly acquired or managed practice(s); provided, however, such blended rate shall in no event result in an increase in the total funding by HUMANA to IDS hereunder regardless of whether the newly acquired practice’s reimbursement from HUMANA is more favorable or not.
5.7 In the event that a IDS Hospital, IDS Physician or IDS Provider is a party to more than one agreement with HUMANA for the provision of Covered Services to Members, such IDS Hospital, IDS Physician, and/or IDS Provider will be reimbursed by HUMANA under the payment arrangements under the most cost-effective agreement for the applicable Covered Service between HUMANA and IDS Hospital, IDS Physician, and/or IDS Provider, respectively. However, in the event that a hospital, physician, and/or ancillary health care provider, member of IDS declines participation under this Agreement prior to the execution of this Agreement, or in the event IDS is dissolved for whatever reason, and to the extent such hospital, physician, and/or ancillary health care provider is a party to another agreement with HUMANA, reimbursement for the provision of Covered Services to Members shall be in accordance with such other agreement between HUMANA and the hospital, physician, and/or ancillary health care provider, as designated by HUMANA.

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
6.	LIQUIDATED DAMAGES

IDS acknowledges and require IDS Hospitals, IDS Physicians, and IDS Providers to acknowledge that HUMANA has invested and will invest substantial resources including funds, time, effort and goodwill in building a roll of Medicare Members to be treated IDS Physicians. Therefore, IDS, IDS Hospitals, IDS Physicians, IDS Providers, or any of IDS, IDS Hospitals, IDS Physicians, or IDS Providers’ employees, principals or financially related entities, shall not solicit, persuade, induce, coerce, or otherwise cause the disenrollment of any Member at any time, directly or indirectly. If thirty-five (35) or more Medicare Members assigned to an individual IDS Physician disenroll from HUMANA due to IDS, IDS Hospital(s), IDS Physician(s), and/or IDS Provider(s) directly or indirectly soliciting, persuading, inducing, coercing, or otherwise causing the disenrollment of such Medicare Members to be treated by IDS or any of IDS Physicians or any of IDS’s or IDS Physician’s employees, principals, or a financially related entity under some other prepaid health care benefit plan other than HUMANA’s, IDS shall pay to HUMANA the amount of three thousand dollars ($3,000.00) for each disenrolled Medicare Member who is treated by IDS, or any of IDS Physician(s), or any of IDS’s or IDS Physician’s employees, principals, or any financially related entity. IDS, IDS Hospitals, IDS Physicians and IDS Providers hereby agree this amount is not a penalty and constitutes liquidated damages in as much as the actual damages are not and cannot be ascertainable at the time of the execution of this Agreement. IDS, IDS Hospitals, IDS Physicians and IDS Providers understand that this liquidated damages provision does not apply to or require payment from the Medicare Members under any circumstances. HUMANA and IDS agree that this provision shall not apply to any Medicare Member who disenrolls and is treated by IDS, or IDS Physicians, or anyone else covered under this provision, on a non-prepaid or non-capitated fee-for-service basis as a private patient. In addition, Medicare Members who were patients of a IDS Physician prior to the IDS Physician’s participation as a HUMANA Participating Provider, are excluded from this provision, if IDS Physician can furnish documentation to HUMANA in the form of a list of his/her patients prior to becoming a HUMANA Participating Provider. IDS and/or IDS Physicians have the obligation to immediately notify HUMANA of the name of any Medicare Member or former Medicare Member treated by an IDS Physician or any other persons covered by this provision. This clause shall survive termination or expiration of this Agreement for a period of twelve (12) months regardless of the cause giving rise to such termination.

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
7.	POLICIES AND PROCEDURES

7.1 IDS agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to agree to abide by all quality assurance, quality improvement, accreditation, risk management, utilization review, credentialing, recredentialing, fiscal and other administrative policies and procedures established and revised by HUMANA from time to time, and such administrative policies and procedures as are set out in the Affiliated Provider Manual or the Physician’s Administration Manual and/or Hospital Administration Manual (“Manual(s)”) and/or manuals or bulletins that may be promulgated by HUMANA from time to time in order to supplement the Manual(s), current copies of which hereby are acknowledged as received. IDS shall be notified of any revisions to the policies and procedures and they shall become binding upon IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers, as applicable, thirty (30) days after HUMANA has notified IDS. Additionally, HUMANA shall notify IDS of any other revisions to existing policies and procedures, at which time of notice such revisions shall become binding upon IDS, IDS Hospitals, IDS Physicians and IDS Providers, as applicable. Any revisions affecting IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers shall not be discriminatory and shall apply to all Participating Providers similarly situated. IDS shall and/or shall require IDS Hospitals and/or IDS Physicians and/or IDS Providers to notify HUMANA’s Pre-Admission Certification department or designated personnel of any inpatient admission(s) of HUMANA Members as required in the Manual. IDS acknowledges and agrees that such notification shall be prior to the inpatient admission(s) of any HUMANA Members not assigned to IDS Primary Care Physicians.

7.2 IDS further agrees, in accordance with Letter of Agreement to be signed by each IDS Hospital, IDS Physician, and IDS Provider, an example of which appears in Attachment H, that IDS and HUMANA may share information, including but not limited to credentialing, recredentialing, quality management, and utilization management information as related to treatment of Members. However, it expressly is understood that the information shall not be shared with anyone other than HUMANA and IDS, unless required by law or pursuant to prior written consent of the IDS Hospital, IDS Physician, or IDS Provider involved.

7.3 IDS acknowledges and agrees that a signed Letter of Agreement (in a form substantially similar to that form attached hereto as Attachment H) for each IDS Hospital, IDS Physician and IDS Provider participating under this Agreement shall be provided to HUMANA prior to the execution of this Agreement, and prior to the provision of services to HUMANA Members for those IDS Hospitals, IDS Physicians or IDS Providers who join IDS and are approved by HUMANA and

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
agree to participate under this Agreement, and/or whose credentialing applications are approved by HUMANA subsequent to execution of this Agreement. Notwithstanding the above, IDS acknowledges and agrees that IDS shall sign the Letter of Agreement on behalf of those IDS Hospitals, IDS Physicians and IDS Providers that are employed or owned by IDS, and all other IDS Hospitals, IDS Physicians and IDS Providers shall sign a Letter of Agreement on an individual basis. IDS Hospitals, IDS Physicians and IDS Providers who do not execute such Letter of Agreement shall not be entitled to participate under this Agreement and will not be listed in HUMANA’s provider directories.
7.4 All administrative services, including but not limited to credentialing recredentialing, utilization management, quality assurance and fiscal services, shall be performed by HUMANA for the term of this Agreement. However, HUMANA will, at its sole discretion, discuss with IDS, IDS’s provision of administrative services at such time as IDS may demonstrate administrative or information service capabilities acceptable to HUMANA.
8.	CREDENTIALING

8.1 IDS Hospitals, IDS Physicians and IDS Providers who will provide services to Members hereunder are required to be credentialed, as applicable, and shall be subject to the credentialing process prior to receiving status as a HUMANA Participating Provider.

8.2 Participation under this Agreement by IDS, IDS Hospitals, IDS Physicians, and as applicable other IDS health care Providers required to be credentialed, is subject to the satisfaction and maintenance, in HUMANA’s sole judgment, of all credentialing and recredentialing standards established by HUMANA’s credentialing and/or medical affairs departments and adopted under the policies and procedures set out in the Manual and other rules and regulations promulgated thereby. IDS shall provide HUMANA with the information necessary for compliance with this Article 8 at no additional expense to HUMANA and/or any vendor to whom HUMANA may at its sole discretion delegate the credentialing and/or recredentialing process(es) to.

8.3 HUMANA reserves the right to approve new IDS Hospitals, IDS Physicians and IDS Providers, and/or as applicable other health care providers required to be credentialed, or to terminate or suspend any IDS Hospital, IDS Physician, IDS Provider, or as applicable any other health care provider required to be credentialed, who will be or is providing care to HUMANA Members, who

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does not meet or fails to maintain HUMANA’s credentialing and/or recredentialing standards, regardless of any delegation of the credentialing or recredentialing processes. HUMANA agrees to notify IDS of its decision to terminate any IDS Hospital, IDS Physician, IDS Provider, or any other IDS health care provider required to be credentialed under HUMANA standards, and, except in cases of immediate terminations, IDS shall have fourteen (14) days from such notice to request reconsideration of such decision by HUMANA’s Medical Director. However, IDS agrees that HUMANA shall have the final decision on the matter. IDS further acknowledges and agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers further to acknowledge and agree that any limitation and/or suspension and/or termination of his/her/its credentialing or recredentialing status by HUMANA or any one or more of HUMANA’s affiliates shall apply uniformly to IDS Hospital(s)’, IDS Physician(s)’ or IDS Provider(s)’, as applicable, credentialing or recredentialing status with HUMANA and all of its affiliates. In the event the limitation, suspension and/or termination is for administrative reasons, HUMANA or any of its affiliates may elect to reject the administrative action of the acting HUMANA entity’s determination.
9.	LICENSURE/CERTIFICATION/ACCREDITATION

9.1 IDS shall require IDS Hospitals to procure and maintain for the term of this Agreement: (I) appropriate licensure, certification and/or accreditation for IDS Hospitals, and all employees of IDS Hospitals required to so licensed, as is required under HUMANA’s policies and procedures, under the terms and conditions of this Agreement; in compliance with the provisions in the Manual(s), and in accordance with all applicable state and federal laws, and (II) accreditation under the hospital program of the Joint Commission on Accreditation of Health care Organizations (JCAHO), and (III) full participation status under Medicare in accordance with Title XVIII of the Social Security Act. IDS shall notify HUMANA and/or shall further require IDS Hospitals to notify HUMANA immediately of any changes in licensure, certification or accreditation status.

9.2 IDS shall require IDS Physicians to procure and maintain for the term of this Agreement such licensure and/or certification as is required under HUMANA’s policies and procedures, under the terms and conditions of this Agreement, and in compliance with provisions in the Manual, and in accordance with applicable state and federal laws. IDS shall notify HUMANA and/or shall require IDS Physicians to notify HUMANA immediately of any changes in licensure or certification status.

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9.3 IDS shall require IDS Providers to procure and maintain for the term of this Agreement licensure, certification and/or accreditation as is required under HUMANA’s policies and procedures, under the terms and conditions of this Agreement, and in accordance with all applicable state and federal laws. IDS shall and/or shall require IDS Providers to notify HUMANA immediately of any changes in licensure, certification or accreditation status.
9.4 IDS represents and warrants that it has obtained and shall maintain any and all licenses, certificates and/or approvals required under Florida and/or federal laws, rules and regulations, for the performance by IDS of its duties and obligations under this Agreement. Further, IDS shall maintain a valid Florida Third Party Administrator’s License during the term of this Agreement, where IDS is required to do so.
10.	MEDICAL STAFF PRIVILEGES

10.1 IDS shall require IDS Hospitals to agree to receive and review applications for IDS qualified physicians in accordance with IDS Hospitals’ medical staffs’ and governing bodys’ credentialing policies and procedures and bylaws, and to agree not to deny staff privileges to any qualified physicians.

10.2 IDS shall require IDS Hospitals, upon request, to provide documentation to HUMANA regarding IDS Physicians with privileges at IDS Hospitals. IDS shall further agree to require IDS Hospitals to provide said documentation at no additional expense to HUMANA, nor any vendor credentialing physicians on HUMANA’s behalf.

11.	SERVICES TO BE PROVIDED

11.1 IDS on behalf of itself and IDS Hospitals, IDS Physicians, and IDS Providers agrees to become a Participating Provider under the terms and conditions of this Agreement and to provide and/or arrange for health care services for Members in accordance with the applicable Member health benefits contract and with this Agreement (hereinafter “Covered Services”). IDS Hospital Services (“Hospital Services”) shall have the meaning set forth in Attachment D at the locations listed in Attachment C. IDS Physician Services (“Physician Services”) shall have the meaning set forth in Attachment D, at the locations listed in Attachment C. IDS Provider Services (“Provider Services”) shall have the meaning set forth in Attachment D at the locations listed in Attachment C. IDS shall provide HUMANA with at least sixty (60) days prior written notice of any proposed changes in the locations or the proposed closing by IDS or IDS

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Hospital(s)’, IDS Physician(s)’ or IDS Provider(s)’ locations listed in Attachment C and any such change or closing shall be subject to HUMANA’s approval, which shall not be unreasonably withheld. Failure to obtain HUMANA’s prior approval may result, at HUMANA’s sole and complete discretion, in the termination of such IDS Hospital, IDS Physician and/or IDS Provider from participation under this Agreement.
11.2 In the event IDS, IDS Hospitals, IDS Physicians, or IDS Providers dispute what services are covered under the applicable health care benefits contract, the Medical Directors of HUMANA and IDS shall make reasonable efforts to resolve such disputes. However, IDS agrees that HUMANA shall have sole and final authority to interpret and determine what services and/or benefits are covered under the applicable health care benefits contract.
12.	STANDARDS OF PROFESSIONAL PRACTICE

12.1 IDS shall require IDS Hospitals, IDS Physicians, and IDS Providers to provide Members with medical services which are medically necessary and are within the normal scope of Hospital, Physician and/or Provider Services, and within the normal scope of IDS Hospitals’, IDS Physicians’ or IDS Providers’ health care practices, respectively, and as further described in this Agreement and the Attachments appended hereto. These services shall be made available to Members without discrimination on the basis of health care benefit plan, source of payment, sex, age, race, color, religion, origin, health status or other handicap, and in the same manner as provided to IDS Hospitals, IDS Physicians, and IDS Providers’ other patients. IDS shall require IDS Hospitals, IDS Physicians, and IDS Providers to provide health care services to Members in accordance with the applicable prevailing practices and standards of the medical profession.

12.2 IDS understands and agrees that and shall require IDS Hospitals, IDS Physicians and IDS Providers to agree that HUMANA may deny payment for medical services rendered to Members which are determined, in the opinion of HUMANA, not to be medically necessary. Medically Necessary (or “Medical Necessity”) shall mean services or supplies provided by a hospital, physician, and/or other health care provider, licensed by the appropriate government agency, or as otherwise approved as required, to identify or treat a condition, disease, ailment, sickness or bodily injury and which, in the opinion of HUMANA, are: (I) consistent with the symptoms, diagnosis and treatment of the condition, disease, ailment, sickness or bodily injury; (II) appropriate with regard to standards of accepted medical practice; (III) not primarily for the convenience of

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the patient nor the qualified hospital, physician or other health care provider; (IV) the most appropriate and cost-effective supply, setting, or level of service which can safely be provided to the patient; and (V) substantiated by the records and documentation maintained by the provider of services. When applied to an inpatient, it further means that the patient’s symptoms or condition requires that the services or the supplies cannot be safely provided to the patient as an outpatient. Any disputes regarding Medical Necessity shall be handled in accordance with paragraph 11.2 of this Agreement.
12.3 HUMANA, may authorize payment for Medically Necessary Covered Services based on HUMANA’s discretion and in accordance with the applicable Member health care benefits contract. Such services shall be paid for as if authorized by IDS and/or IDS Physicians and in accordance with the applicable payment arrangement(s) stated herein. In the event HUMANA authorizes payment for Medically Necessary Covered Services, HUMANA agrees to notify IDS of such authorization.
13.	USE OF PARTICIPATING PROVIDERS

13.1 Except in the event of a medical emergency, IDS shall require IDS Physicians to admit, refer, and cooperate with the transfer of Members for Covered Services only to providers designated, specifically approved or under contract with HUMANA.

13.2 In the event that an IDS Hospital, IDS Physician or IDS Provider provides a Member non-covered services or refers a Member to an out-of-network provider without pre-authorization from HUMANA, IDS shall require IDS Hospitals, IDS Physicians or IDS Providers to prior to the provision of such non-covered services or such out-of-network referral, to inform the Member: (I) of the services to be provided or referral to be made; (II) that HUMANA will not pay (or may pay a reduced benefit in the case of HUMANA’s point of service (POS) and/or preferred provider organization (PPO) products) or be liable financially for such non-covered service or out-of-network referral and (III) that Member will be responsible financially for non-covered service(s) and/or out-of-network referral(s) that is requested by the Member. IDS acknowledges and agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to acknowledge and agree that the failure to inform Member(s) in accordance with this Section 13.2 may result in the IDS’s and/or IDS Hospital’s, IDS Physician’s and/or IDS Provider’s responsibility and financial liability for the cost of such non-covered service(s) and/or out-of-network referral incurred by HUMANA.

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14.	EQUAL ACCESS

IDS agrees and shall require IDS Physician(s) to agree to accept HUMANA Members as patients within the normal scope of IDS Physicians’ medical practices. If, due to overcapacity, IDS Physician(s), severally and/or collectively, close their practice(s), such closure will apply to all prospective patients without discrimination. Should IDS Physician(s) subsequently re-open their practice to new patients, IDS agrees and shall require IDS Physician(s) to agree to accept HUMANA Members seeking assignment and/or referral to IDS Physicians’ practice in the same manner as all other non-HUMANA patients seeking IDS Physician(s)’ services. Notwithstanding the above, any such closure of an IDS Physician’s practice to new patients is subject to the limitation outlined in Section 11.1 and Attachment D of this Agreement.

15.	IDS PHYSICIAN FACILITIES

IDS shall require IDS Physicians to maintain regular business hours for the provision of services to HUMANA Members. In establishing business hours, IDS and IDS Physicians shall take into consideration the number and type of Members assigned to IDS Physician(s) and/or receiving services at the office site. The business hours established by IDS Physicians are noted in Attachment C of this Agreement. This does not relieve IDS Physicians of their obligation to provide medical coverage for Members twenty-four (24) hours a day, seven (7) days a week.

16.	SOFTWARE USE

IDS and/or IDS Hospitals, IDS Physicians or IDS Providers may use certain software as may be identified by HUMANA that is licensed to HUMANA and/or its subsidiaries, parent and/or affiliates. Such use is conditioned upon IDS, IDS Hospitals, IDS Physicians and IDS Providers’ strict compliance with the Security Guidelines, as specified in the Manuals, and upon use solely as indicated by HUMANA, and treatment of the software as confidential property of HUMANA’s licensor. Such prohibition on nondisclosure shall not apply to disclosures to IDS, IDS Hospitals, IDS Physicians and/or IDS Providers’ employees provided the disclosure reasonably is necessary to use the software, and provided IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers shall take all reasonable steps to ensure the software is not duplicated nor disclosed to third parties. If IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers become aware of an unauthorized use, duplication, or disclosure, IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers shall promptly provide full details to HUMANA and take all

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reasonable steps to prevent any such recurrence. Upon request by HUMANA, IDS, IDS Hospitals, IDS Physicians, and IDS Providers shall return to HUMANA all copies of the software, purge all machine-readable media relating to such software, and certify to HUMANA that the foregoing duties have been performed. These obligations of confidentiality, non-disclosure, non-reproduction and return of material shall survive any termination or expiration of this Agreement.
17.	QUALITY and UTILIZATION REVIEW DATA REQUESTED BY HUMANA

17.1 IDS agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to agree to participate in HUMANA’s utilization review program, HUMANA’s Medical Quality Cost Managementsm as described in Attachment L of this Agreement. IDS agrees and shall require IDS Hospitals and IDS Providers to agree to comply with HUMANA procedures as outlined in Attachment G and to provide data requested by HUMANA to conduct Quality and Utilization Review activities concerning HUMANA Members.

17.2 IDS agrees to require IDS Hospitals and IDS Providers to obtain from Members authorization for HUMANA’s review personnel to have access to Members during their treatment and/or inpatient stays and to Members’ medical records, and pursuant to such authorization, provide HUMANA review personnel access to Members and their medical records. IDS further agrees to require IDS Hospitals and IDS Providers to provide HUMANA review personnel access to departments within IDS Hospitals and to IDS Providers and their personnel during the Members’ treatment and/or inpatient stay.

17.3 IDS agrees to require IDS Hospitals, IDS Physicians, and IDS Providers to agree to provide quality Hospital, Physician and Provider Services which are appropriate and Medically Necessary and to adequately document in medical records those Hospital, Physician, and/or Provider Services rendered to Members.

17.4 IDS understands that HUMANA shall make no payment for Hospital, Physician, or Provider Services rendered to Members which are, in the opinion of HUMANA, determined not to be Medically Necessary (as defined in Paragraph 12.2 of this Agreement).

18.	IDS INSURANCE

18.1 At all times, IDS will maintain and will require each IDS Hospital, IDS Physician, and IDS Provider, at their sole cost and expense, to procure and

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maintain for the term of this Agreement such policies of general liability, professional liability, workers’ compensation coverage if required by law, and other insurance as shall be necessary, with such carriers and in such amounts as HUMANA reasonably may approve, insuring IDS, and each IDS Hospital, IDS Physician and IDS Provider, and their respective officers, directors, members, employees, agents and subcontractors (as applicable), against any claim or claims for damages arising as a result of injury to property or person, including death, occasioned directly or indirectly in connection with the performance of any medical services contemplated by the Agreement and/or the maintenance of IDS, IDS Hospitals’, IDS Physicians’, and/or IDS Providers’ facilities and equipment. Prior to execution of this Agreement, and at anytime subsequently upon request, IDS and/or IDS Hospitals, IDS Physicians and/or IDS Providers, shall provide HUMANA with evidence of said coverage, of which minimum professional liability: (I) for IDS shall be five million dollars ($5,000,000.00) and shall be: (II) a minimum of ten million dollars ($10,000,000.00) per claim for each individual IDS Hospital; and (III) one million dollars ($1,000,000.00) per occurrence/three million dollars ($3,000,000.00) in the aggregate, or such amount as required by law, whichever is greater, for each individual IDS Physician and (IV) a minimum of five million dollars ($5,000,000.00) per claim for each individual IDS Provider. IDS shall and/or shall require IDS Hospitals, IDS Physicians, and/or IDS Providers to provide HUMANA with at least ten (10) days prior written notice of any suspensions, cancellations of, or modifications in the coverage. This clause shall survive the expiration and/or termination of this Agreement, regardless of cause, for a period of time not less than the applicable Statute of Limitations in this State.
18.2 IDS agrees to cooperate with HUMANA in assuring that any stop-loss coverage required by law is made available. IDS agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to agree that compensation received from HUMANA shall be adjusted by the cost of any stop-loss coverage which HUMANA may be required, by law to provide.
19.	HUMANA INSURANCE

At all times, HUMANA, at its sole cost and expense, shall procure and maintain for the term of this Agreement, such policies of comprehensive general liability insurance and other insurance or self insurance, as shall be necessary to insure HUMANA against any claim or claims for damages, relating to the performance of HUMANA’s responsibilities under this Agreement. Upon request by IDS, HUMANA shall furnish IDS such reasonable proof that HUMANA has obtained adequate insurance. This clause shall survive for a period of time following the

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termination of this Agreement not less than the applicable Statute of Limitations in this State.
20.	MEDICAL RECORDS

20.1 IDS shall require IDS Hospitals, IDS Physicians, and IDS Providers to prepare, maintain and retain records relating to Members in such form and for such time periods as required by applicable state and federal laws, licensing, accreditation and reimbursement rules and regulations to which HUMANA is subject, and in accordance with accepted medical practice and HUMANA standards. HUMANA, pursuant to authorization of Member signed at time of enrollment during the application process, the sufficiency of which hereby is acknowledged, or any federal or state regulatory agency, as permitted by law, may obtain, copy and have access, upon reasonable request, to any medical, administrative or financial record of IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers related to Covered Services provided to Members by IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers. Copies of such records shall be at no additional cost to HUMANA or the Member.

20.2 Upon request from HUMANA or a Member, IDS agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to agree to transfer the complete original or a complete acceptable copy of the medical records of any Member transferred to another hospital or health care facility or to another physician for any reason, including termination of this Agreement. The transfer of medical records shall be at no additional cost to either HUMANA or the Member and shall be within a reasonable time frame following the request, but in no event less than five (5) business days, except in cases of emergency. IDS agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to agree that such timely transfer of medical records is necessary to ensure the continuity of care for Members. IDS agrees to pay court costs and/or legal fees necessary for HUMANA to enforce the terms of this provision.

20.3 IDS shall require IDS Hospitals, IDS Physicians and IDS Providers to use their best efforts to obtain authorization from Members to release medical records to HUMANA.

20.4 IDS agrees and shall require IDS Hospitals, IDS Physicians, and-IDS Providers to agree, along with HUMANA, to maintain the confidentiality of information contained in the medical records of Members.

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20.5 This Article 20 shall survive any termination of this Agreement, regardless of the cause for such termination.

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21.	MALPRACTICE CLAIMS

IDS will require IDS Hospitals, IDS Physicians, and/or IDS Providers to notify HUMANA in writing immediately, but within no more than five (5) days or such lesser period of time as required by the applicable statute of this State of any malpractice claim filed against IDS Hospitals, IDS Physicians, and/or IDS Providers involving a HUMANA Member, or the occurrence of any incident which may result in legal action.

22.	GRIEVANCE AND APPEALS PROCESS

IDS agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to agree to cooperate and participate with HUMANA in its grievance and appeals processes to resolve disputes which may arise between HUMANA and IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers, or HUMANA and its Members. IDS will comply and shall require IDS Hospitals, IDS Physicians, and IDS Providers to comply with all final determinations made through grievance and appeals processes.

23.	MARKETING

23.1 HUMANA shall have the right to include the following information in any and all marketing and administrative materials it distributes: IDS, IDS Hospitals, IDS Physicians, and IDS Providers’ names, telephone numbers, addresses, hours of operation, and types of practices or specialties, and the names of IDS Physicians and/or IDS Providers and/or physician extenders providing care at IDS Hospitals, IDS Physicians’ facilities, and/or IDS Providers’ facilities. HUMANA shall provide IDS with copies of any such administrative or marketing materials upon request.

23.2 Neither party shall, advertise or utilize any marketing materials, logos, trade names, service marks, or other materials belonging to the other without its’s prior written consent. Neither party shall not acquire any right nor title in or to the marketing materials, logos, trade names, service marks, or other materials of the other.

23.3 IDS agree and shall require IDS Physicians to agree to: (I) allow HUMANA to place HUMANA signage and/or brochures, excluding any applications, in IDS Physicians’ offices; (II) mail an announcement of IDS and IDS Hospitals’, IDS Physicians’ and IDS Providers’ new affiliation with HUMANA to their patients (III) furnish HUMANA with a complete list of the names and addresses of IDS’s or

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IDS Physicians’ patients in the event IDS or IDS Physicians provide such patient list to another payor and (IV) cooperate on a regular basis, to the extent permitted under applicable state and federal laws, rules and regulations, in joint marketing activities. IDS acknowledges and agrees and shall require IDS Physicians to acknowledge and agree that any communications between IDS and/or IDS Physicians and Medicare Members which describes any HUMANA Medicare product in any way requires the prior written approval of HUMANA and HCFA.
24.	COVERAGE UNDER HUMANA CONTRACTS

24.1 HUMANA shall maintain an authorization procedure for IDS Hospitals, IDS Physicians, and IDS Providers to verify coverage of Members under a HUMANA contract. IDS agrees to require IDS Hospitals, IDS Physicians, and IDS Providers to verify coverage of Members with HUMANA prior to rendering any non-emergent Hospital, Physician and/or Provider Services.

24.2 Notwithstanding Paragraph 24.1 above, IDS understands that no benefits for Hospital, Physician, and/or Provider Services expenses, incurred by Members will be paid by HUMANA except for Hospital; Physician, and/or Provider Services covered under HUMANA’s applicable Member health care benefits contract at the time such services were rendered.

24.3 Additionally, IDS agrees to require IDS Hospitals, IDS Physicians and IDS Providers to agree to verify pre-admission authorization, in accordance with Attachment L, with HUMANA prior to rendering any non-emergent Hospital and Provider Services, as well as any non-emergent inpatient Physician Services. Should IDS Hospitals, Physicians and/or Providers fail to comply with the verification procedures outlined above, any claims resulting from the admission shall be pended, and may, at HUMANA’s sole discretion, be subject to an administrative penalty equal to a fifty percent (50%) reduction in payment. IDS acknowledges and agrees and agrees to require IDS Hospitals, Physicians and Providers to acknowledge and agree that at no time shall HUMANA’s Members be responsible for any payments in addition to applicable Copayments for Covered Services provided to such Members. In the event the reduction described herein is effected, the Member’s Copayment, if any, shall be adjusted accordingly.

24.4 HUMANA reserves the right to review Members’ medical records in accordance with Article 20 of this Agreement to determine if the care rendered or proposed is Medically Necessary and no payment will be made for Hospital,

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Physician, and/or Provider Services determined not to be Medically Necessary (as defined in Paragraph 12.2 of this Agreement) by HUMANA.
25.	PAYMENT ARRANGEMENT

25.1 HUMANA shall pay IDS or IDS Hospitals, IDS Physicians or IDS Providers, as applicable, in accordance with the payment arrangements described in Attachment E. IDS shall require IDS Hospitals, IDS Physicians and IDS Providers to collect the payments owed by Members pursuant to their health care benefits contract, including but not limited to copayments, deductibles, coinsurance and cost-share amounts (hereinafter referred to as “Copayment(s)”)required directly from the Member, and shall not waive, discount or rebate any such Copayments. The payment from HUMANA, plus any Copayments due from Members shall be accepted by IDS and at IDS’s direction by its IDS Hospitals, IDS Physicians and IDS Providers as payment in full for all Covered Services.

25.2 In the event IDS Hospital(s) and/or IDS Provider(s) establish a rate increase for its usual and customary charges, IDS shall require IDS Hospital(s) and/or IDS Provider(s) to agree that while this Agreement is in effect, IDS Hospital(s) and/or IDS Provider(s) shall discount these rates to HUMANA so that no higher payment shall be paid by HUMANA than it would have paid had such rate increase not taken place.

25.3 IDS agrees to notify HUMANA in writing of the date and the amount of any increase in IDS Hospitals and/or IDS Providers’ usual and customary charges no later than the effective date of the increase.

25.4 HUMANA shall have the right to conduct, or have conducted by a third party, audits and evaluations from time to time of all billing and financial records of IDS, IDS Hospitals, IDS Physicians and/or IDS Providers related to the Hospital, Physician and/or Provider Services provided to Members. IDS shall allow HUMANA or its designee access to IDS’s billing and financial records and those of IDS Hospitals, IDS Physicians and IDS Providers to conduct such audits and evaluations.

25.5 Notwithstanding anything to the contrary identified herein, IDS or, IDS Hospitals, IDS Physicians, and/or IDS Providers shall have the right to dispute a claim for reimbursement for a period of up to six (6) months from the date such claim was paid by HUMANA or the end of the Accounting Period, as defined in Attachment E of this Agreement, whichever is less. In the event of such a

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dispute, the parties agree to work toward a mutually agreeable resolution of such dispute. IDS shall provide at a minimum, in a clear and acceptable format, the following information if the IDS or a IDS Hospital, IDS Physician or IDS Provider contests the payment of a claim as set out herein: Member name and identification number, date of service, relationship of the Member-patient to the Member who completed the application for health care benefits coverage with HUMANA, claim number, name of the provider of medical services, charge amount, payment amount, the allegedly correct payment amount, difference between the amount paid and the allegedly correct payment amount and a brief explanation of the basis for the contestation. HUMANA will review such contestation(s) and respond to IDS within sixty (60) days of the date of receipt by HUMANA of such contestation. The parties acknowledge and agree that HUMANA’s decision on the matter will be final. Failure to contest the amount of any claim paid hereunder within the time specified above shall result in the IDS’s and IDS Hospitals’, IDS Physicians’ and IDS Providers’ right to contest such claim amount distributed.
25.6 IDS agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to agree to accept as payment in full for Covered Services provided to Members not assigned to IDS Physicians the reimbursements outlined in Attachment E of this Agreement. In the event that Members assigned to IDS Physicians receive services and/or treatment at another facility or from another physician or health care provider, payment for such services and/or treatment shall be in accordance with the contracted rates with such other facility, physician, and/or other health care provider, to the extent such a contract exists between HUMANA and such other facility, physician, and/or other health care provider.
25.7 Further, IDS agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to agree that HUMANA may deny payment for medical services rendered to Members, which are determined not to be Medically Necessary by HUMANA. IDS further agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to further agree that in the event of a denial of payment for services rendered to Members that are determined not to be Medically Necessary, IDS shall not and shall require IDS Hospitals, IDS Physicians and IDS Providers not to bill charge seek payment or have any recourse against Members or persons other than HUMANA acting on their behalf for medical services provided pursuant to this Agreement, except for any Copayment due from Member.
26.	BILLING/ENCOUNTER PROCEDURES

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26.1 IDS shall prepare and submit and/or shall require IDS Hospitals, IDS Physicians, and IDS Providers to prepare and submit to HUMANA, according to the billing procedures established by HUMANA, billing and/or encounter information for Members who have received Covered Services. IDS shall require IDS Hospitals, IDS Physicians, and IDS Providers to use the standard billing and encounter forms required by or agreed to by HUMANA.
26.2 IDS shall submit and/or shall require IDS Hospitals, IDS Physicians and IDS Providers to submit all claims and encounters to HUMANA electronically by means available and accepted as industry standard that are mutually agreeable, which may include claims clearinghouses, or IMS-Medacom, other technology that is mutually agreed upon by HUMANA and IDS, and in accordance with published HUMANA claims policies and procedures and guidelines on the earlier of the Effective Date of this Agreement or six (6) months following execution of this Agreement. Should IDS and/or IDS Hospital(s), IDS Physician(s) and/or IDS Provider(s) be unable to submit claims electronically upon execution of this Agreement, IDS and/or IDS Hospitals, IDS Physicians and/or IDS Provider shall make such arrangements as may be necessary, at their sole expense, to do so within six (6) months from the date of execution of this Agreement. For purposes of this Agreement, “claims” shall be defined as notification to an insurance or managed health care company that payment of an amount is due under the terms of this Agreement and in accordance with the applicable Member health care benefits contract.
26.3 Should IDS and/or IDS Hospital(s), IDS Physician(s) and/or IDS Provider(s) fail to comply with the terms of Section 26.2 above, HUMANA may, at its sole discretion pend payment of monies to IDS and/or IDS Hospital(s), IDS Physician(s) and/or IDS Provider(s) until completed claims are submitted electronically. In no event will HUMANA’s Members be responsible for monies in addition to those Copayments due under the applicable Member health care benefits contract.
26.4 IDS agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to agree to submit all fee-for-service claims eligible for reimbursement as provided under this Agreement within sixty (60) days from the date of service. HUMANA may, at its sole discretion, deny payment for such fee-for-service claim(s) received after sixty (60) days from the date of service. IDS acknowledges and agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to acknowledge and agree that at no time shall HUMANA’s Members be responsible for any payments in addition to applicable Copayment

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
for Covered Services provided to such Members. In the event the penalty described herein is effected, the Member’s Copayment, if any, shall be adjusted accordingly.
26.5 In the event that IDS or an IDS Hospital(s), IDS Physician(s) and/or IDS Provider(s), as applicable, are reimbursed for Covered Services on a capitated basis, and no claims for services will be submitted at the time of service, IDS agrees and shall require IDS Hospitals, IDS Physicians and/or IDS Providers to provide HUMANA accurate and complete information (“Encounter Data”) regarding the provision of Covered Services to Members in a form to be mutually agreed to by both HUMANA and IDS. Encounter Data shall include at a minimum Member identification, IDS Hospital, Physician, or Provider tax identification number, date of service, all applicable CPT-4 and ICD-9 codes or other accepted identifier codes, and usual and customary charges.
26.6 IDS acknowledges and agrees, and shall require IDS Hospitals, IDS Physicians and IDS Providers, as applicable, to acknowledge and agree that such Encounter Data shall be provided to HUMANA on a monthly basis on or before the last day of each month for encounters occurring in the immediately preceding month. In the event IDS and/or IDS Hospital(s), IDS Physician(s) and/or IDS Provider(s) fail to provide, or arrange for the provision of, the Encounter Data by the date specified above, and upon HUMANA’s notice to IDS of such failure, IDS shall have thirty (30) days from the date of said notice to develop a corrective action plan acceptable to HUMANA to ensure compliance with the timely submission of Encounter Data. In the event the corrective action plan is unacceptable to HUMANA, or the plan fails to correct the problem within sixty (60) days of implementation of the corrective action plan, HUMANA may, at its sole discretion: (i) withhold IDS’s and/or IDS Hospitals’, IDS Physicians’ or IDS Providers’, as applicable, subsequent payments; or (II) pend payment of monies owed until such Encounter Data is submitted to HUMANA in an acceptable form or (III) terminate this Agreement upon at least sixty (60) days written notice to IDS.
26.7 IDS shall require IDS Physicians and IDS Providers to use the most current procedural terminology (CPT) codes on all forms. IDS shall require IDS Physicians and IDS Providers to abide by all CPT codes for rules and guidelines that are applicable (including inclusive procedure codes).
26.8 HUMANA will deduct from payments to IDS or IDS Hospitals, IDS Physicians or IDS Providers, as applicable, the cost of any non-covered service and Copayment amounts required by the applicable HUMANA health benefits

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
contract. Amounts deducted for the non-covered services and Copayment will be determined on the basis of the applicable Member health benefits contract.

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
26.9 IDS shall be notified in writing by HUMANA of any monies IDS or IDS Hospital(s), IDS Physician(s) or IDS Provider(s) may owe HUMANA, for any reason, and IDS shall have thirty (30) days from receipt of such notification to refund monies owed to HUMANA. If there is a dispute as to monies owed to HUMANA, IDS shall provide a written response to HUMANA outlining the specific nature of such dispute within such thirty (30) day notice period. Notwithstanding the above, IDS authorizes and shall require IDS Hospitals, IDS Physicians and IDS Providers to authorize HUMANA to deduct monies that may otherwise be due and payable to HUMANA from any outstanding monies that HUMANA may, for any reason, owe to IDS, IDS Hospitals, IDS Physicians or IDS Providers, as applicable.
26.10 IDS agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to agree that HUMANA may make retroactive adjustments to the payment and funding amounts outlined in Attachment E for changes in enrollment and other business reasons including but not limited to claims payment errors, data entry errors, capitation errors and incorrectly submitted claims.
27.	IDS GUARANTEE

IDS shall provide HUMANA with a performance and financial guarantee under the terms and in an amount agreed upon by the parties, and secured through a letter of credit, performance bond, or other acceptable instrument approved by HUMANA, attached hereto and incorporated herein as Attachment J. Such guarantee shall be provided to HUMANA prior to the execution of this Agreement to ensure the performance of IDS’s obligations hereunder and payment of any deficits that may occur in the IDS Settlement Fund.

28.	COORDINATION OF BENEFITS/RECOVERY RIGHTS

28.1 Payment for Covered Services provided to each Member are subject to reimbursement or subrogation with other benefits payable or paid to or on behalf of the Member, and to HUMANA’s rights of recovery in other party liability situations. IDS agrees and/or shall require IDS Hospitals, IDS Physicians and IDS Providers to agree to accept any HUMANA capitation or other payment amounts due under this Agreement, plus any Copayments due from Member, as payment in full for all Covered Services provided to Members, and IDS hereby and shall require IDS Hospitals, IDS Physicians and IDS Providers to hereby assign to HUMANA all IDS’s and/or IDS Hospitals’, IDS Physicians’ and/or IDS

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
Providers’ recovery, reimbursement or subrogation rights along with other benefits that may be payable with respect to a Member.
28.2 In cases where a Member has coverage, other than with HUMANA, which requires or permits coordination of benefits from a third party payor in addition to HUMANA, HUMANA will coordinate its benefits with such other payor(s). HUMANA will pay the lesser of (I) the amount due under this Agreement, or (II) the amount due under this Agreement less the amount payable or to be paid by the other payor(s), or (III) the difference between allowed billed charges and the amount paid by the other payor(s). In the event Medicare is the primary payor, HUMANA shall pay IDS and/or IDS Hospitals, IDS Physicians and/or IDS Providers, as applicable, the amount of deductible, coinsurance and/or other plan benefits which are not covered services under Title XVIII of the Social Security Act, as amended, subject to the benefit limits and applicable rates of the applicable health care benefits contract. In no event will HUMANA pay a monetary amount which when combined with payments from the other payor(s) exceeds the contracted rate provided in this Agreement. HUMANA will in all cases coordinate benefits payments in accordance with applicable statutes, laws, rules and regulations and in accordance with its health care benefit contracts.
28.3 IDS agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to use their best efforts to determine the availability of other benefits, including other party liability, and to obtain any information or documentation required by HUMANA to facilitate HUMANA’s coordination of such other benefits.
29.	NO LIABILITY TO MEMBERS FOR CHARGES

29.1 IDS agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to agree that in no event, including, but not limited to non-payment by HUMANA, HUMANA’s insolvency or breach of this Agreement shall IDS, IDS Hospitals, IDS Physicians, or IDS Providers bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Members of HUMANA or persons other than HUMANA acting on their behalf for Covered Services provided pursuant to this Agreement. This provision shall not prohibit collection of any non-covered service or Copayment amounts in accordance with the terms of the Members health care benefits contract and with the terms of this Agreement.

29.2 IDS agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to agree that in the event of HUMANA’s insolvency or other cessation of operations, benefits to Members will continue through the period for which

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
premium has been paid and benefits to Members confined in an inpatient facility on the date of insolvency or other cessation of operations will continue until their discharge.
29.3 IDS further agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to further agree that (I) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Members (II) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between IDS, IDS Hospitals, IDS Physicians, or IDS Providers and Member or persons acting on their behalf, and (III) this provision shall apply to all employees and subcontractors of IDS, IDS Hospitals, IDS Physicians and IDS Providers, and IDS shall obtain from such persons specific agreement to this provision.
29.4 Any modification, addition, or deletion of Article 29 of this Agreement shall not become effective until after the Commissioner of Insurance has given HUMANA written notice of approval of such proposed changes, or such changes are deemed approved in accordance with State laws.
30.	MOST FAVORABLE AGREEMENTS

If during the term of this Agreement, IDS enters into any contract or other arrangement under which the IDS renders and/or provides for the provision of medical services through its IDS Hospitals, IDS Physicians and IDS Providers at a discount rate, differential, or other allowance which is more favorable than the payment method set out in Attachment E, then the IDS shall immediately notify HUMANA, in accordance with Article 46, and HUMANA shall be entitled to such discount rate, differential, or other allowance effective as of the effective date of such contract or arrangement. This provision shall not apply to medical-services provided under any government program.

31.	CONFLICT OF INTEREST

31.2 IDS hereby represents and warrants that except as disclosed in Attachment G, IDS, including all Principals of IDS, and IDS Hospitals, IDS Physicians and IDS Providers do not have an interest, directly, or indirectly, in any manner, as a partner, officer, director, including but not limited to medical director, shareholder of more than five percent (5%) of the entity’s outstanding shares, financial, business and/or medical advisor, employee, or in any other employed, managerial, advisory, fiscal, ownership or control capacity, in any other health maintenance organization, prepaid health plan, or similar entity

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
providing prepaid health services, and/or any affiliated companies thereof, hereafter referred to as “Competitive Plan”.
31.2 IDS agrees that IDS has a continuing obligation to update any and all information in Attachment G and to notify HUMANA immediately of any changes herein.
32.	ACCESS TO INFORMATION

32.1 Upon request, IDS agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to agree that HUMANA, or its designee, shall have access and an opportunity to thoroughly examine during normal business hours, on at least twenty-four (24) hours advance notice, or such shorter notice as may be imposed on HUMANA by a federal or state regulatory agency or accreditation organization, the facilities, books, records, and operations of IDS, IDS Hospitals, IDS Physicians, and IDS Providers, and any related organization or entity as they apply to the obligations of IDS, IDS Hospitals, IDS Physicians and IDS Providers under this Agreement. Related organization or entity shall be defined as (I) having influence or ownership or control and (II) either a financial relationship or a relationship for rendering of services. The purpose of this requirement is to permit HUMANA the right to assure compliance with all financial, operational, quality assurance, as well as any and all other obligations required of IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers under this Agreement. IDS shall require IDS Hospitals, IDS Physicians and IDS Providers to consent to such access as a condition of its agreement with IDS.

32.2 Failure to comply with any request for access, by HUMANA or its designees, within seven (7) days of receipt of notification shall be considered a material breach of this Agreement.

33.	NEW PRODUCTS/PAYMENT MECHANISMS

During the term of this Agreement, HUMANA may develop/implement new products and/or payment mechanisms, from time to time. Should HUMANA elect to offer such new product and/or payment mechanism to IDS, IDS shall be provided with thirty (30) days written notice prior to the implementation of such new product and/or payment mechanisms. If IDS does not object to the implementation of such new product or payment mechanism within such thirty (30) day notice period, IDS shall be deemed to have accepted the new product and/or payment mechanism. In the event IDS does object to any such new product and/or payment mechanism, the parties shall confer in good faith to

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
reach agreement. If such an agreement cannot be reached, such new product and/or payment mechanism shall not be subject to this Agreement. Further, in the event that such agreement is not reached, IDS agrees to waive any non-compete or exclusivity arrangement between IDS and IDS Physicians, and that HUMANA may, at its sole discretion, negotiate contracts with the individual IDS Hospitals, IDS Physicians and IDS Providers directly for such new product(s) or payment mechanism(s) upon fourteen (14) calendar days notice to IDS.
34.	ASSIGNMENT AND DELEGATION

34.1 This Agreement is entered into to secure the services of IDS, IDS Hospitals, IDS Physicians, and IDS Providers. Accordingly, any assignment or delegation by IDS, IDS Hospitals, IDS Physicians, or IDS Providers of all or any part of its/his/her interest under this Agreement shall require the prior written consent of HUMANA, which consent may be granted or denied in HUMANA’s sole and complete discretion. As used in this paragraph, the term “assignment” shall also include a change of control in IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers by merger, consolidation, transfer, or the sale of thirty-three percent (33%) or more stock or other ownership interest in IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers. In the event that HUMANA consents to any such assignment, IDS agrees that such assignment of this Agreement and the concomitant rights and obligations hereunder shall be a condition precedent to any such assignment. Any attempt to assign interest under this Agreement without complying with the terms of this provision shall be void and of no effect, and HUMANA may, at its option, elect to terminate this Agreement without any further liability or obligation to IDS, IDS Hospitals, IDS Physicians’ or IDS Providers. HUMANA may assign this Agreement to any purchaser of all or a substantial portion of HUMANA’s book of business in respect of which this Agreement is executed, or to any affiliate of HUMANA, provided that the assignee agrees to assume HUMANA’s obligations under this Agreement.

34.2 Should HUMANA consent to IDS’s, IDS Hospitals’, IDS Physicians’, and/or IDS Providers’ assignment or delegation of all or any portion of their obligations under this Agreement, any potential assignee shall agree to comply with all the terms and conditions of this Agreement through the term of the Agreement in force at the time of the proposed assignment plus one (1) additional year.

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
35.	TERM AND TERMINATION OF AGREEMENT

This Agreement shall be effective only if and when HUMANA has separately notified IDS of its acceptance of IDS Physicians’ applications. Term and termination of Agreement shall be defined as outlined in Attachment F.

36.	COMPLIANCE WITH REGULATORY REQUIREMENT

36.1 IDS acknowledges, understands and agrees that this Agreement is subject to the review and approval of the applicable state regulatory agencies. Any modification of this Agreement requested by the agencies shall be incorporated as provided in Article 37 of this Agreement.

36.2 IDS, IDS Hospitals, IDS Physicians, and IDS Providers shall be bound by and comply with the provisions of applicable state and federal laws, rules and regulations. If IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers violate any of the provisions of applicable state and federal laws, rules and regulations or commit any act or engage in any conduct for which the medical provider’s license to practice or the institution’s license to conduct business is revoked or suspended by any state in which IDS, IDS Hospitals, IDS Physicians, and/or IDS Providers are licensed or registered, or otherwise is disciplined by any regulatory agency or any professional organization, then HUMANA may terminate this Agreement immediately or HUMANA may terminate any individual medical provider or individual institution immediately as a HUMANA Participating Provider under this Agreement.

37.	SEVERABILITY

If any part of this Agreement should be determined to be invalid, unenforceable, or contrary to law or professional ethics, that part shall be reformed, if possible, to conform to law and ethics, and if reformation is not possible, that part shall be deleted, and the other parts of this Agreement shall remain fully effective.

38.	NOTIFICATION OF IMPAIRMENT

38.1 IDS shall and shall require IDS Hospitals, IDS Physicians and IDS Providers to notify HUMANA immediately at any time if IDS and/or IDS Hospitals, IDS Physicians, and/or IDS Providers: I) makes an assignment for the benefit of its creditors; II) becomes unable to pay its debts when due; III) a petition for bankruptcy is filed, whether voluntary or involuntary and/or IV) IDS, IDS Hospital,

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
IDS Physician, and/or IDS Provider is otherwise financially impaired and is unable to perform its duties hereunder.
38.2 HUMANA shall notify IDS immediately at any time if HUMANA, as applicable under this Agreement,: I) makes an assignment for the benefit of its creditors; II) becomes unable to pay its debts when due; III) a petition for bankruptcy is filed for HUMANA, whether voluntary or involuntary; and/or IV) HUMANA is otherwise financially impaired and is unable to perform its duties hereunder.
39.	RIGHT TO CONTRACT

39.1 IDS agrees that HUMANA shall be entitled to enter into contract negotiations with IDS Hospitals, IDS Physicians and IDS Providers and that such IDS providers shall be entitled to enter into contracts with HUMANA for the direct provision of services to Members, and that IDS hereby agrees that any covenant not to compete or exclusivity arrangement between IDS and such IDS providers as it relates to HUMANA, is waived: (I) at the election of the IDS Hospital, IDS Physician or IDS Providers ; or (II) upon dissolution of IDS; or (III) in the event of notice of termination of this Agreement.

39.2 Further, IDS agrees that HUMANA may enter into contract negotiations with IDS Hospitals, IDS Physicians and IDS Providers at any time for the provision of medical services to HUMANA Members not covered under this Agreement.

39.3 Notwithstanding anything to the contrary above, this Article 39 shall apply to IDS Hospitals, Physicians or Providers directly employed or owned by IDS only in the event such IDS Hospital(s), IDS Physician(s) and/or IDS Provider(s) terminate their employment with IDS and/or ownership by IDS, as applicable, regardless of the cause giving rise to such termination.

40.	INFORMATION

Subject to applicable legal limitations, IDS and HUMANA mutually agree to share information necessary for the parties to meet their obligations under this Agreement, including but not limited to financial arrangements the parties may have with other health care Providers and claims data regarding the provision of services to HUMANA Members covered under this Agreement. The parties agree that any such information shared will be held in strict confidence and shall not be disclosed to any third party without the express written consent of the

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
other party, except in response to valid court order or when disclosure is required by a governmental agency.
41.	NON-COMPETE

41.1 During the term of this Agreement and for the one (1) year period following termination of this Agreement, regardless of the cause giving rise to such termination, IDS agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to agree that it is in their respective legitimate business interests to enter into the following restrictive covenants, such interests being the preservation and fostering of goodwill and the substantial business and other relationships the parties have with their respective Members, customers, providers, patients and others. Therefore, the parties agree to the following:

41.1.1 IDS agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to agree not to, directly or indirectly: (I) engage in any activities which are in competition with HUMANA’s comprehensive health insurance, health maintenance organization or comprehensive benefit plans business, including but not limited to obtaining a license to become a managed health care plan offering HMO or POS products; or (II) acquire, manage, establish or otherwise have any direct or indirect interest in any provider sponsored organization and/or network (such organization or network commonly and hereinafter referred to as a “PSN”), as now or in the future defined or authorized by HCFA or any other federal or state agency or enabling legislation or regulation, for the purpose of administering, developing, implementing or selling Medicare, Medicaid or other government sponsored health insurance or benefit plans; (III) contract nor affiliate with another party which is a licensed managed care organization, where such affiliation or contract is for the purpose of offering and sponsoring HMO or POS managed health care products to be marketed and (IV) not to enter into agreements with other managed care entities and/or insurance companies and/or provider sponsored networks/organizations for the provision of health care services to Medicare HMO, Medicare POS and/or other Medicare replacement patients, at the same office sites where services are to be provided to HUMANA Members and as listed in Attachment C of this Agreement or at other office sites within a five (5) mile radius of said office sites listed in Attachment C. Notwithstanding the above, should IDS offer and/or contract or affiliate with another party for the purpose of sponsoring HMO or POS managed health care products at any of its locations, HUMANA, at its sole discretion, may terminate this Agreement upon ninety (90) days notice to IDS.

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
42.	PATIENT SELF DETERMINATION ACT

IDS acknowledges and agrees and shall require IDS Hospitals, IDS Physicians, and IDS Providers to acknowledge and agree to comply with the laws of Florida respecting advance directives as defined in the Patient Self Determination Act (P.L 101-508). An advance directive, being for example a living will or a durable power of attorney, in which an individual makes decisions concerning medical care, including the right to refuse medical or surgical treatment.

43.	RIGHT OF INJUNCTION

In the event of an actual or threatened breach of this Agreement, HUMANA shall be entitled to seek an injunction enforcing this Agreement in addition to all other remedies available at law.

44.	GOVERNING LAW

44.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event of a conflict between the terms of this Agreement and any IDS and/or IDS Hospital, IDS Physician, and/or IDS Provider agreement, the terms of this Agreement shall control.

44.2 Further, IDS acknowledges and agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to acknowledge and agree that in the event of any conflict between IDS subcontracts with IDS Hospitals, IDS Physicians and IDS Providers and state and/or federal laws, rules and regulations to which HUMANA is subject, such state and/or federal laws, rules and regulations shall control.

45.	WAIVER

Waiver, whether expressed or implied, of any breach of any provision of this Agreement shall not be deemed to be a waiver of any other provision or a waiver of any subsequent breach of the same provision. In addition, waiver of one of the remedies available to either party in the event of a default or breach of this Agreement by the other party shall not at any time be deemed a waiver of a parry’s right to elect such remedy(ies) at any subsequent time if a condition of default continues or recurs.

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
46.	NOTICES

Any notices, requests, demands or other communications, except notices of changes in policies and procedures pursuant to Article 7, required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given: (I) on the date of personal delivery, or (II) provided such notice, request, demand or other communication is received by the party to which it is addressed in the ordinary course of delivery: (i) on the third day following deposit in the United States mail, postage prepaid, by certified mail, return receipt requested, (ii) on the date of transmission by telegram, cable, telex or facsimile transmission, or (iii) on the date following delivery to a nationally recognized overnight courier service, each addressed to the other party at the address set forth below their respective signatures to this Agreement, or to such other person or entity as either party shall designate by written notice to the other in accordance herewith. Unless a notice specifically limits its scope, notice to any one party included in the term “HUMANA” or “IDS” shall constitute notice to all parties included in the respective terms.

47.	CONFIDENTIALITY

IDS agrees to maintain in strict confidence the contents of this Agreement and any information regarding any dispute arising out of this Agreement, and agree not to disclose the contents of this Agreement or information regarding any dispute arising out of this Agreement to any third party without the express written consent of HUMANA, except pursuant to a valid court order, or when disclosure is required by a governmental agency Notwithstanding anything to the contrary herein, the parties acknowledge and agree that IDS Physicians may discuss the reimbursement methodology included herein with Members requesting such information

48.	COUNTERPARTS AND HEADINGS

48.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

48.2 The headings in this Agreement are for reference purposes only and shall not constitute a part hereof.

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
49.	INCORPORATION OF ATTACHMENTS

Attachments A, B, C, D, E, F, G, H, J, K and L are incorporated herein by reference and made a part of this Agreement.

50.	FORCE MAJEURE

No party to this Agreement shall be deemed to breach its obligations under this Agreement if that party’s failure to perform under the terms of this Agreement is due to any act of God, riot, war or natural disaster.

51.	ENTIRE AGREEMENT

This Agreement, including Cover Sheet, Manuals, the Attachments and Amendments hereto, and the documents incorporated herein, constitutes the entire Agreement between HUMANA and IDS with respect to the subject matter hereof, and it supersedes any other medical services agreement, oral or written, between HUMANA and IDS.

52.	MODIFICATION OF THIS AGREEMENT

IDS acknowledges and agrees and shall require IDS Hospitals, IDS Physicians and IDS Providers to acknowledge and agree that this Agreement may be amended or modified in writing as mutually agreed upon by HUMANA and IDS. In addition, HUMANA may modify or amend this Agreement upon thirty (30) days written notice to IDS and, if applicable, the compensation rates identified herein shall be adjusted accordingly. Failure of IDS to object to such modification during the thirty (30) day notice period shall constitute acceptance of such modification. If IDS objects to such modification or amendment, notwithstanding any provision in this Agreement to the contrary, HUMANA may terminate this Agreement upon ninety (90) days written notice to IDS.

INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
IN WITNESS WHEREOF, the parties have the authority necessary to bind the entities identified herein and have executed this Agreement to be effective as of this First day of April, 1999, thereafter known as the “Effective Date”. It is provided, however, that HUMANA’s execution of this Agreement shall not constitute the acceptance required to make this Agreement effective pursuant to Article 8 of this Agreement.

HUMANA:		IDS:

By:	/s/ Thomas C. Wyss	By:	/s/ Luis Cruz
Print Name:	Thomas C. Wyss	Print Name:	Luis Cruz
Title:	Executive Director	Title:	President
Date:		Date:	4/2/99

Address for Notice:	Address for Notice:
Humana Health Care Plans	MIAMI DADE HEALTH & REHAB
3400 Lakeside Drive
Miramar, Florida 3027	2600 W. FLAGLER ST.
MIAMI Florida 33135
Attn: Executive Director	ATT. President
Copy to:
Humana Inc.
500 West Main Street
Louisville, KY 40202
Attn: Law Department

SECOND AMENDMENT
TO INTEGRATED DELIVERY SYSTEM PARTICIPATION
(“IDS”)AGREEMENT
     THIS AMENDMENT is entered into this 29 day of June, 1999, by and between Miami Dade Health & Rehabilitation Services, Inc. (“MDHRS”) and Humana Medical Plan, Inc., PCA Health Plans of Florida, Inc., Family Health Plan, Inc., Humana Health Insurance Company of Florida, Inc., Humana Insurance Company, Employers Health Insurance Company and PCA Life Insurance Company and their affiliates who underwrite or administer health benefit plans (collectively, “HUMANA”).
STATEMENT OF INTENT
     WHEREAS, the parties entered into an IDS Agreement effective April 1,1999 (“Agreement”); and
     WHEREAS, the parties desire to amend the terms of the Agreement
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:
1.	Attachment M-l Facility and Personnel Provisions shall be added to the Agreement.

2.	Attachment N Performance Standards shall be added to the Agreement.

3.	The effective date of this Amendment shall be June 1, 1999.

4.	Definitions: Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

5.	Incorporation by Reference. It is the intent of the parties that this Amendment be incorporated into the Agreement and that both be read as one Agreement.
IN WITNESS WHEREOF, the parties have executed the Amendment the day and year first above written.

HUMANA		MDHRS

By:	-s- Thomas C. Wyss	By:	-s- Luis Cruz
Print Name: Thomas C. Wyss		Print Name: Luis Cruz
Title: Executive Director		Title: President
Date: 6/29/99		Date: 6-29-99
[SEAL]

AMENDMENT
TO INTEGRATED DELIVERY SYSTEM PARTICIPATION AGREEMENT
     THIS AMENDMENT is entered into this 1st day of July, 2002 by and between Miami Dade Health & Rehabilitation Services, Inc. and Humana Medical Plan, Inc., PCA Health Plans of Florida, Inc., Family Health Plan, Inc., Humana Health Insurance Company of Florida, Inc., Humana Insurance Company, Employers Health Insurance Company and PCA Life Insurance Company an their affiliates who underwrite or administer health benefit plans (collectively, “HUMANA”).
STATEMENT OF INTENT
     WHEREAS, the parties entered into a/an Integrated Delivery System Participation Agreement effective 4/1/1999 (“Agreement”); and
     WHEREAS, the parties desire to amend the terms of the Agreement
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:
1.	The effective date of this Amendment shall be July 1st ,2002.

2.	Amend Exhibit M-1 to add the following facility:
30334 Old Dixie Hwy
Honestead, Florida 33033
Telephone: (305) 245-0200
Hours of Operation: Monday – Friday 8:30 a.m. to 5:00 p.m.
3.	Definitions: Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

4.	Incorporation by Reference. It is the intent of the parties that this Amendment be incorporated into the Agreement and that both be read as one Agreement.
IN WITNESS WHEREOF, the parties have executed the Amendment the day and year first above written.

HUMANA		MIAMI DADE HEALTH & REHABILITATION SERVICES, INC.

By:	/s/	By:	/s/ Luis Cruz
Print Name:		Print Name: Luis Cruz
Title: VP		Title: President
Date: 7/25/02		Date: 7/24/2002